EXHIBIT 99.1


BLUE HOLDINGS, INC. SIGNS DEFINITIVE MERGER AGREEMENT TO ACQUIRE OPERATOR OF UP AGAINST THE WALL

ACQUISITION WOULD ADD 27 RETAIL STORES IN KEY LOCATIONS SUCH AS LOS ANGELES, MIAMI, LAS VEGAS AND OTHER LOCATIONS ACROSS THE COUNTRY

COMMERCE, Calif.--June 20, 2006--Blue Holdings, Inc. (NASDAQ: BLUE), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced that it has signed a definitive merger agreement to acquire Long Rap, Inc., which currently owns 24 retail stores under the name "Up Against the Wall."

The Up Against the Wall stores carry high-end brands such as LRG, Coogi, Antik Denim, True Religion, Seven for all Mankind and Taverniti So Jeans. Long Rap, Inc. currently has stores in California, Maryland, Washington DC, Florida and Virginia. Three new stores are being opened in Las Vegas, Nevada, and Sacramento, California, in the second half of the year. The average size of the stores is 3,200 square feet.

Under the terms of the merger agreement, Blue Holdings, Inc. will pay the shareholders of Long Rap, Inc. $16 million in cash and $16 million in Blue Holdings, Inc. common stock. The transaction has been approved by the respective Boards of Directors of both Blue Holdings, Inc. and Long Rap, Inc. The merger is subject to a number of closing conditions, including the completion of due diligence by Blue Holdings, Inc., the completion of an audit of Long Rap, Inc., and the completion of financing necessary to consummate the transaction. The merger is expected to close by September of 2006.

"This strategic acquisition of Long Rap, Inc. brings our retail vision into reality and saves us both the time and money to build everything from scratch," said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. "The merger also brings to us an experienced team of professionals who will be able to run the retail operations efficiently and profitably. This combination of Up Against the Wall's retail stores and Blue Holdings' strong brands and beautiful products will create a very powerful and profitable enterprise. The merger is expected to be accretive to Blue Holding's earnings in the second half of 2007."

Commenting on the transaction, Charles Rendelman, Chief Executive Officer of Long Rap, Inc. said, "With the resources of Blue Holdings Inc. and the three Blue Holdings brands behind us, my team and I will be able to execute the vision of growth that we have had for years. I feel very excited about the future of this merger with Blue Holdings, Inc. and look forward to building up a very profitable organization for the shareholders."

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel and accessories with a Western flair under the "Antik Denim," "Yanuk," "Taverniti So Jeans" and "U" brands, both in the United States and internationally. Blue Holdings currently sells men's and women's styles and is in the process of launching a children's line. Antik Denim, Yanuk, Taverniti So and U jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets, and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.


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Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements included in this release include statements related to the timing of the anticipated closing of the merger transaction and the expected accretion to Blue Holdings in 2007. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
Blue Holdings, Inc.
Patrick Chow, 323-725-5555
patrick.chow@blueholdings.com

or

Integrated Corporate Relations
Andrew Greenebaum/Patricia Dolmatsky, 310-954-1100 agreenebaum@icrinc.com pdolmatsky@icrinc.com

_________________________________
Source: Blue Holdings, Inc.